As Filed Pursuant to Rule 424(b)(5)

Registration No. 333-265979

PROSPECTUS

$11,000,000

Common Stock

We have entered into a sales agreement, or the Sales Agreement, with Cowen and Company, LLC, or Cowen, relating to shares of our common stock, par value $0.0001 per share, offered by this prospectus and the accompanying prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $50,000,000 from time to time through or to Cowen, acting as our agent. This prospectus is offering of up to an aggregate of $11,000,000 in shares of our common stock. We will be required to file another prospectus or a prospectus supplement in the event we want to offer more than $11,000,000 in shares of our common stock in accordance with the Sales Agreement.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “ELEV.” The last reported sales price of our common stock on The Nasdaq Global Select Market on June 8, 2022 was $2.20 per share.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Cowen is not required to sell any specific number or dollar amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with their normal trading and sales practices, on mutually agreed terms between Cowen and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to Cowen for sales of common stock sold pursuant to the Sales Agreement will be equal to 3.0% of the aggregate gross proceeds of any shares of common stock sold under the Sales Agreement. In connection with the sale of the common stock on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cowen will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Cowen with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act. See “Plan of Distribution” beginning on page 18 for additional information regarding the compensation for Cowen.

Under the registration statement to which this prospectus forms a part, we may not sell our securities in a primary offering with a value exceeding one-third of our public float in any 12-month period (unless our public float rises to $75.0 million or more). The aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $33.46 million, based on 23,300,896 shares of outstanding common stock, of which approximately 8,091,469 shares were held by affiliates, and a price of $2.20 per share, which was the last reported sale price of our common stock on The Nasdaq Global Select Market on June 8, 2022. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 in the prior 12-month period that ends on and includes the date of this prospectus.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page 7 of this prospectus as well as those contained in any accompanying prospectus and any related free writing prospectus or prospectus supplement we prepare or authorize in connection with this offering, and in the other documents that are incorporated by reference into this prospectus or the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cowen

The date of this prospectus is August 4, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed on Form S-3 with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell shares of our common stock having an aggregate offering price of up to $250,000,000. Under this prospectus, we may from time to time sell shares of our common stock having an aggregate offering price of up to $11,000,000, at prices and on terms to be determined by market conditions at the time of the offering. The $11,000,000 of shares of our common stock that may be sold under this prospectus are included in the $250,000,000 of shares of common stock that may be sold under the registration statement.

This prospectus describes the terms of this offering of common stock and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have not, and Cowen has not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus or in any related free writing prospectus to which we have referred you. Neither we nor Cowen take any responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. We are not, and Cowen is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus, the accompanying base prospectus, the documents incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the accompanying base prospectus, the documents incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

When we refer to “Elevation,” “Elevation Oncology,” “we,” “our,” “us,” the “Registrant,” the “Company” and “our company” in this prospectus, we mean Elevation Oncology, Inc., a Delaware corporation, unless otherwise specified.

The mark “Elevation Oncology, Inc.”, the Elevation Oncology, logo and all product candidate names are our common law trademarks. All other service marks, trademarks and tradenames appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference in this prospectus and the information under the heading “Risk Factors” in this prospectus.

Our Company

We are a precision oncology company focused on the development of targeted therapeutics for the treatment of cancer in genomically defined patient populations. Our vision is to elevate precision medicine to the forefront of every cancer treatment journey, as we believe that each patient living with cancer deserves the opportunity to benefit from a genomically-driven treatment decision. We utilize our deep expertise in developing drugs for rare, genomically defined patient populations and strategic collaborations with our diagnostic collaborators to work towards a future where each tumor’s unique genomic test result can be matched with a purpose-built precision medicine.

We are focused on identifying oncogenic drivers that are known to be predominantly mutually exclusive with other driver alterations, and pursuing innovations and efficiencies in the conduct of clinical trials that we believe may enable development of targeted therapeutics against those oncogenic drivers.

Our lead program is focused on NRG1 fusions, which are rare genomic alterations that have been identified as oncogenic driver alterations and that we believe have the potential to be therapeutically actionable through targeted HER3 inhibition. We also plan to expand our drug development pipeline beyond seribantumab into additional genomically defined cancers by leveraging our value-driving partnerships with Caris Life Sciences and others, as well as by exploring further opportunities to selectively partner on additional precision oncology assets.

Recent Developments

In May 2022, we announced positive initial clinical proof-of-concept data from our ongoing Phase 2 CRESTONE study evaluating the safety and efficacy of seribantumab in patients with advanced solid tumors that harbor NRG1 gene fusions. These data were presented at the 2022 American Society of Clinical Oncology Annual Meeting.

The efficacy data presented were from 12 patients evaluable for investigator-assessed response per RECIST v1.1. All patients were treated with seribantumab monotherapy dosed at 3g weekly IV, in Cohort 1 of CRESTONE, which includes patients with no prior pan-ERBB, HER2 or HER3 targeted therapy, with centrally confirmed NRG1 gene fusion status via RNA-based next generation sequencing assay.

Key Findings from CRESTONE as of the data cut-off date of April 18, 2022 were as follows:

●	Enrollment consisted of 15 patients in Cohort 1 with non-small cell lung cancer, or NSCLC, (n=14) or pancreatic cancer (n=1) whose tumors harbor an NRG1 fusion.
●	12 patients were evaluable for response per RECIST v1.1, with a median age of 61 years (range 44-76), and a median of 1 line of prior systemic therapy (range 1-5).
●	Across all tumor types (n=12), the investigator-assessed objective response rate, or INV-ORR, was 33%, including two complete responses, or CRs (17%) and two partial responses, or PRs (17%).
o	Disease control rate was 92%.
o	Durations of response range from 1.4 – 11.5 months.

o	75% of responding patients remain on treatment.
●	In NSCLC (n=11), the INV-ORR was 36%, including two CRs (18%) and two PRs (18%).
●	Seribantumab demonstrated a favorable and tolerable safety profile across the 35 patients evaluable for safety, which was comprised of patients from Cohorts, 1, 2 and 3, along with patients from the safety run-in portion of the study.
o	Majority (80%) of adverse events, or AEs, were mild or moderate (Grade 1 or 2) in severity.
o	There were two Grade 3 treatment-related AEs, or TRAEs, diarrhea (n=1) and vomiting (n=1), and no Grade 4 or 5 TRAEs.
o	No patients discontinued seribantumab due to AEs.
o	2 patients (6%) received dose reductions for AEs.
o	77% of patients (27 of 35) received the optimized recommended Phase 2 dose of seribantumab (3 grams weekly)

Seribantumab was also recently granted Fast Track designation by the U.S. Food and Drug Administration for the tumor-agnostic treatment of advanced solid tumors that harbor NRG1 gene fusions.

CSPC License Agreement

On July 27, 2022, we entered into a license agreement (the “License Agreement”) with CSPC Megalith Biopharmaceutical Co., Ltd., a subsidiary of CSPC Pharmaceutical Group Limited (the “Licensor”), with an effective date of July 27, 2022 (the “Effective Date”), pursuant to which the Licensor granted to us a worldwide exclusive right and license (outside of the People’s Republic of China, Hong Kong, Taiwan, and Macau (such worldwide territory excluding the foregoing, the “Territory”)) under certain patents identified in the License Agreement (the “Licensed Patents”) and know-how (collectively, the “Licensed IP”) to develop and commercialize products (“Licensed Products”) containing EO-3021 (SYSA1801) (the “Licensed Compound”) in the treatment of cancer (the “Field”).

Subject to certain conditions set forth in the License Agreement, we may grant sublicenses (including the right to grant further sublicenses) to our rights under the License Agreement to any of our affiliates or any third party. Either party to the License Agreement may assign its rights under the License Agreement (i) in connection with the sale or transfer of all or substantially all of its assets to a third party, (ii) in the event of a merger or consolidation with a third party or (iii) to an affiliate; in each case contingent upon the assignee assuming in writing all of the obligations of its assignor under the License Agreement.

Under the terms of License Agreement, we are required to pay to the Licensor a one-time upfront license fee of $27 million, milestone payments of up to $148 million following the achievement of certain development and regulatory milestones, and additional milestone payments of up to approximately $1.0 billion following the achievement of certain commercial milestones.

During the Term (as defined below), we are also required to pay to the Licensor (i) royalties ranging from mid-single digits through low double digits on net sales of each Licensed Product and (ii) a percentage of non-royalty sublicense income received by us of up to an aggregate of $50 million.

Under the terms of the License Agreement, the development of the Licensed Compound and the first Licensed Product for the Territory will be governed by a clinical development plan, including anticipated timeline goals in connection with the clinical trials for the first Licensed Product (the “Development Plan”). The Development Plan may be amended by a joint steering committee established by us and the Licensor.

We will purchase Licensed Products for any clinical or commercial supply from the Licensor under the terms of a supply agreement. Until we have completed the first Phase 2 clinical trial for the first Licensed Product in the United States, the Licensor shall supply the Licensed Compound to us for clinical purposes as we request, but only to the extent necessary for us to conduct such clinical trial, at no cost to us.

The License Agreement will expire automatically upon the expiration of the last royalty term of the last Licensed Product (the “Term”), with each royalty term expiring on a country-by-country basis upon the later of: (i) the expiration or abandonment of the last-to-expire Licensed Patent covering a Licensed Product; (ii) 10 years after the date of first commercial sale in the applicable country; and (iii) expiration of regulatory exclusivity for the Licensed Product in the applicable country. Following the expiration of the Term, the License will become non-exclusive and fully-paid.

The License Agreement may be terminated by us for any reason upon 180 days prior written notice to the Licensor. The Licensor may terminate the License Agreement if we or any sublicensee commences an action challenging the Licensed Patents or following the occurrence of certain change of control transactions. Either party may terminate the License Agreement (i) for an uncured material breach of the License Agreement by the other party or (ii) if, at any time, the other party undergoes certain bankruptcy, insolvency or dissolution proceedings.

K2 Loan Agreement

On July 27, 2022, we entered into a loan and security agreement (the “Loan Agreement”) with K2 HealthVentures LLC (“K2HV”, together with any other lender from time to time party thereto, the “Lenders”), as administrative agent for the Lenders, and Ankura Trust Company, LLC, as collateral agent for the Lenders. The Loan Agreement provides up to $50.0 million principal in term loans (the “Term Loan”) consisting of a first tranche of $30.0 million funded at closing and a subsequent second tranche of up to $20.0 million upon our request, subject to review by the Lenders of certain information from us and discretionary approval by the Lenders.

The Term Loan will mature on August 1, 2026, with interest only payments for 30 months, and bears a variable interest rate equal to the greater of (i) 7.95% and (ii) the sum of (A) the prime rate last quoted in The Wall Street Journal (or a comparable replacement rate, as determined by the Lenders, if The Wall Street Journal ceases to quote such rate) and (B) 3.20%. Upon the final payment under the Loan Agreement, the Lenders are entitled to an end of term charge equal to 6.45% of the aggregate original principal amount of the term loans made pursuant to the Loan Agreement. We may prepay, at our option, all, but not less than all, of the outstanding principal balance and all accrued and unpaid interest with respect to the principal balance being prepaid of the term loans, subject to a prepayment premium to which the Lenders are entitled and certain notice requirements.

The Lenders may elect at any time following the closing and prior to the full repayment of the term loans to convert any portion of the principal amount of the term loans then outstanding, up to an aggregate of $3.25 million in principal amount, into shares of our common stock, at a conversion price of $2.6493, subject to customary 19.99% Nasdaq beneficial ownership limitations. We also granted registration rights to the Lenders with respect to shares received upon such conversion.

Further, the Lenders may elect to invest up to $5.0 million in our future equity financings, provided such investment is limited to no more than 10% of the total amount raised in such equity financing.

The Loan Agreement contains customary representations and warranties, events of default and affirmative and negative covenants, including covenants that limit or restrict our ability to, among other things, dispose of assets, make changes to the our business, management, ownership or business locations, merge or consolidate, incur additional indebtedness, pay dividends or other distributions or repurchase equity, make investments, and enter into certain transactions with affiliates, in each case subject to certain exceptions. The Loan Agreement also contains covenants requiring that we maintain cash, cash equivalents and marketable securities balance of at least $25 million so long as our total market capitalization is less than $250 million.

As security for our obligations under the Loan Agreement, we granted the Lenders a first priority security interest on substantially all of our assets (other than intellectual property), subject to certain exceptions.

In connection with entering into the Loan Agreement, we also issued to K2HV a warrant to purchase 339,725 shares of common stock (the “Warrant”), with an exercise price per warrant of $1.3246. The Warrant expires on July 27, 2032. The Loan Agreement and the Warrant each provide the Lenders with certain piggyback registration rights with respect to the shares issuable upon conversion under the Loan Agreement or upon exercise of the Warrant.

Company Information

We were incorporated under the laws of the State of Delaware on April 29, 2019, or Inception, originally under the name 14ner Oncology, Inc. We changed our name on February 12, 2020 to Elevation Oncology, Inc. Our principal executive offices are located at 888 Seventh Ave, 12th Floor, New York, New York 10106 and our telephone number is (716) 371 1125. Our website address is www.elevationoncology.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock.

THE OFFERING

Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $11,000,000.

Common stock to be outstanding immediately after this offering

Up to 28,253,966 shares, assuming sales of 5,000,000 shares of our common stock in this offering at an offering price of $2.20 per share, which was the last reported sale price of our common shares on The Nasdaq Global Select Market on June 8, 2022. The actual number of shares issued will vary depending on the sales price under this offering. See “Dilution” beginning on page 12 of this prospectus for more information.

Plan of Distribution	“At the market offering” that may be made from time to time through Cowen. See “Plan of Distribution” beginning on page 18 of this prospectus for more information.

Use of Proceeds

We currently intend to use the net proceeds of this offering primarily for general corporate purposes, which may include continuing our Phase 2 CRESTONE study and preparing for the potential commercial launch of seribantumab, funding research, development of our product candidates, working capital and capital expenditures. See “Use of Proceeds” beginning on page 10 of this prospectus for more information.

Risk Factors

Investing in our common stock involves significant risks. See the disclosure under the heading “Risk Factors” on page 7 of this prospectus and under similar headings in other documents incorporated by reference into this prospectus.

The Nasdaq Global Select Market symbol	ELEV

The number of shares of our common stock to be outstanding after this offering is based on 23,253,966 shares of our common stock outstanding as of March 31, 2022, and excludes:

●	4,146,107 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2022, with a weighted-average exercise price of $2.55 per share;
●	80,200 shares of our common stock issuable upon the exercise of stock options granted after March 31, 2022, with a weighted-average exercise price of $2.56 per share;
●	200,996 shares of our common stock issuable upon the vesting and settlement of restricted stock units, or RSUs, outstanding as of March 31, 2022; and
●	3,655,900 shares of common stock reserved for future issuance under our stock-based compensation plans as of March 31, 2022, consisting of (i) 3,195,619 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan as of March 31, 2022 and (ii) 460,281 shares of common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan.

Except as otherwise indicated, all information in this prospectus does not assume or give effect to any exercise of outstanding options after March 31, 2022.

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RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors described below, and any related free writing prospectus, and the risk discussed under the caption “Risk Factors” contained in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus in their entirety, any amendment or update thereto reflected in subsequent filings with the SEC, including in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Relating to this Offering

If you purchase shares of our common stock sold in this offering, you may experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to you.

The price per share of our common stock being offered may be higher than the net tangible book value per share of our outstanding common stock prior to this offering. Assuming that an aggregate of 5,000,000 shares of our common stock are sold at a price of $2.20 per share, the last reported sale price of our common stock on The Nasdaq Global Select Market on June 8, 2022, for aggregate gross proceeds of approximately $11,000,000, and after deducting commissions and estimated offering expenses payable by us, new investors would not suffer any immediate dilution. However, if a new investor purchases shares to be sold in this offering at a per share price above the adjusted net tangible book value per share of our common stock, you could suffer immediate and substantial dilution. Such dilution would equal the difference between the as adjusted net tangible book value per share of our common stock and the offering price. For a more detailed discussion of the foregoing, see the section entitled “Dilution” below. To the extent outstanding stock options or warrants are exercised, there will be further dilution to new investors. In addition, to the extent we need to raise additional capital in the future and we issue additional shares of common stock or securities convertible or exchangeable for our common stock, our then existing stockholders may experience dilution and the new securities may have rights senior to those of our common stock offered in this offering.

We have broad discretion in the use of the net proceeds from this offering and our investment of these proceeds may not yield a favorable return.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this offering to fund research, development of our product candidates, working capital, capital expenditures and other general corporate purposes. The failure by our management to apply these funds effectively could harm our business. Pending their use, we plan to invest the net proceeds from this offering in short-term or long-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

The actual number of shares we will issue under the Sales Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to Cowen at any time throughout the term of the Sales Agreement. The number of shares that are sold by Cowen after delivering a placement notice will fluctuate based on the market price of the common shares during the sales period and limits we set with Cowen. Because the price per share of each share sold will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued.

The common stock offered hereby will be sold in “at the market offerings”, and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

We are subject to market price volatility.

The stock markets in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility, including as a result of the ongoing COVID-19 pandemic, that has often been unrelated to the operating performance of the issuer. Furthermore, the trading price of our common stock may be adversely affected by third-parties trying to drive down the market price. Short sellers and others, some of whom post anonymously on social media, may be positioned to profit if our stock declines and their activities can negatively affect our stock price. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated herein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements involve a number of risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events.

Such statements include, but are not limited to, statements regarding expectations and intentions, costs and expenses, outcome of contingencies, financial condition, results of operations, liquidity, cost savings, objectives of management, debt financing, our future results of operations and financial position, our commercialization strategy, business strategies, market size, potential growth opportunities, clinical development activities, efficacy and safety profile of our product candidates, timing and results of our development activities, preclinical studies and clinical trials, the receipt and timing of potential regulatory designations, the achievement of clinical and commercial milestones, the advancement of our product candidates, the approvals and commercialization of product candidates and other statements that are not historical facts. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions, in documents incorporated by reference into this prospectus or any free writing prospectus. We intend that such forward-looking statements be subject to the safe harbors created thereby.

These forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. Factors that might cause such a difference include those discussed in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, as well as those discussed in this prospectus, the documents incorporated by reference into this prospectus and any free writing prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents referred to or incorporated by reference, the date of those documents.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate gross sales proceeds of up to $11,000,000 from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the Sales Agreement as a source of financing.

We currently intend to use the net proceeds from the sale of securities under this prospectus to continue our Phase 2 CRESTONE study and prepare for the potential commercial launch of seribantumab, and for general corporate purposes, which may include funding research, clinical and process development and manufacturing of our product candidates, increasing our working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to our own and capital expenditures. Pending the application of the net proceeds, we intend to invest the net proceeds in short-term or long-term, investment-grade, interest-bearing securities.

The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our clinical trials and other development efforts and other factors described under “Risk Factors” in this prospectus, the accompanying base prospectus and the documents incorporated by reference herein and therein, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from this offering in short-term or long-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value of our common stock as of March 31, 2022 was approximately $123.9 million, or approximately $5.32 per share of common stock based upon 23,253,966 shares outstanding. Historical net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares outstanding as of March 31, 2022.

After giving effect to the sale of our common stock in the aggregate amount of $11,000,000 at an assumed offering price of $1.26 per share, the last reported sale price of our common stock on The Nasdaq Global Select Market on July 29, 2022, and after deducting commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2022 would have been approximately $134.9 million, or $4.21 per share of common stock. This represents an immediate decrease in net tangible book value of $1.11 per share to our existing stockholders and an immediate increase in net tangible book value of $2.96 per share to new investors in this offering.

The following table illustrates this calculation on a per share basis. The as-adjusted information is illustrative only and will adjust based on the actual price to the public, the actual number of shares sold and other terms of the offering determined at the time shares of our common stock are sold pursuant to this prospectus. The as-adjusted information assumes that all of our common stock in the aggregate amount of $11,000,000 is sold at the assumed offering price of $1.26 per share, the last reported sale price of our common stock on The Nasdaq Global Select Market on July 29, 2022. The shares sold in this offering, if any, will be sold from time to time at various prices.

Assumed public offering price per share	$1.26
Historical net tangible book value per share as of March 31, 2022	$5.32
Decrease in net tangible book value per share attributable to new investors purchasing shares in this offering	$(1.11)
As adjusted net tangible book value per share after giving effect to the offering	$4.21
Increase in net tangible book value per share to new investors in this offering	$2.95

The number of shares of our common stock to be outstanding after this offering is based on 23,253,966 shares of our common stock outstanding as of March 31, 2022, and excludes:

●	4,146,107 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2022, with a weighted-average exercise price of $2.55 per share;
●	80,200 shares of our common stock issuable upon the exercise of stock options granted after March 31, 2022, with a weighted-average exercise price of $2.56 per share;
●	200,996 shares of our common stock issuable upon the vesting and settlement of restricted stock units, or RSUs, outstanding as of March 31, 2022; and
●	3,655,900 shares of common stock reserved for future issuance under our stock-based compensation plans as of March 31, 2022, consisting of (i) 3,195,619 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan as of March 31, 2022 and (ii) 460,281 shares of common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan.

Except as otherwise indicated, all information in this prospectus does not assume or give effect to any exercise of outstanding options after March 31, 2022.

DESCRIPTION OF CAPITAL STOCK

General

Our restated certificate of incorporation authorizes us to issue up to 500,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share.

The following is a summary description of the material terms of our capital stock. The description of capital stock is intended as a summary and is qualified in its entirety by reference to our restated certificate of incorporation, or restated certificate of incorporation, and our restated bylaws, or restated bylaws, copies of which are filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our restated certificate of incorporation, our restated bylaws and the applicable provisions of the Delaware General Corporation Law, or DGCL, for additional information.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation, which means that holders of a majority of the shares of our common stock will be able to elect all of our directors. Our restated certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares our of preferred stock.

Preferred Stock

No shares of our preferred stock are outstanding. Pursuant to our restated certificate of incorporation, our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of their qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors will also be able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding and not above the number of shares of that series authorized, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Registration Rights

Pursuant to the terms of the Amended and Restated Investors’ Rights Agreement, or IRA, the holders of shares of our common stock will be entitled to rights with respect to the registration of these shares under the Securities Act as described below. We refer to these shares collectively as registrable securities.

Demand Registration Rights

The holders of not less than 50% of the then-outstanding registrable securities may make a request to us for the registration under the Securities Act of at least 40% of the registrable securities then outstanding if the anticipated aggregate offering price, net of selling expenses, would exceed $10.0 million. Within 10 days after the date such request is given, we are obligated to provide notice of such request to all holders of registrable securities and, as soon as practicable and in any event within 60 days after the date such request is given, to file a Form S-1 registration statement under the Securities Act covering all registrable securities that the initiating holders requested to be registered and any additional registrable securities requested to be included in such registration by any other holders. We are only required to file two registration statements that are declared effective upon exercise of these demand registration rights. We may postpone taking action with respect to such filing not more than twice during any 12-month period for a total period of not more than 120 days, if after receiving a request for registration, we furnish to the holders requesting such registration a certificate signed by our Chief Executive Officer stating that, in the good faith judgment of our board of directors, it would be materially detrimental to us and our stockholders; provided that we may not register any securities for our own account or that of any other stockholder during such 120-day period other than under certain circumstances.

Form S-3 Registration Rights

The holders of at least 10% of the then-outstanding registrable securities can request that we register all or part of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered, net of selling expenses, is at least $5.0 million. Within ten days after such request is given, we are obligated to provide notice of such request to all holders of registrable securities and as soon as practicable and in any event within 45 days, file a Form S-3 registration statement, covering all registrable securities that the initiating holders requested to be registered and any additional registrable securities requested to be included in such registration by any other holders. We are only required to file two registration statements on Form S-3 in a 12-month period. We may postpone taking action with respect to such filing not more than twice during any 12-month period for a period of not more than 120 days, if after receiving a request for registration, we furnish to the holders requesting such registration a certificate signed by our Chief Executive Officer stating that, in the good faith judgment of our board of directors, it would be materially detrimental to us and our stockholders; provided that we may not register any securities for our own account or that of any other stockholder during such 120-day period other than under certain circumstances.

Piggyback Registration Rights

If we register any of our securities for public sale, holders of then-outstanding registrable securities or their permitted transferees will have the right to include their registrable securities in the registration statement. However, this right does not apply to a registration related to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of our common stock. The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders if they determine that marketing factors require limitation, in which case the number of shares to be registered will be apportioned pro rata among these holders, according to the total number of registrable securities originally requested by such holders to be included in the registration statement. However, the number of shares to be registered by these holders cannot be reduced below 20% of the registrable securities such holders requested to be included in such offering.

Expenses of Registration Rights

We will pay all expenses, other than underwriting discounts and selling commissions incurred in connection with each of the registrations described above, including the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the selling holders selected by holders of a majority of the registrable securities to be registered, provided however that the registrations described above are not subsequently withdrawn at the request of the holders of a majority in interest of the registerable securities (in which case all selling holders shall bear such expenses pro rata based upon the number of registrable securities that were to be included in the withdrawn registration) unless the holders of a majority of the registrable securities agree to forfeit their right to a registration as described above and provided further that if, at the time of such withdrawal, the holders of these rights shall have learned of a material adverse change in the condition, business, or prospects of the company from that known to the holders at the time of their request and have withdrawn the request with reasonable promptness after learning such information then the holders shall not be required to pay any of such expenses and shall not forfeit their rights. All underwriting discounts and selling commissions shall be borne and paid by the holders pro rata on the basis of the number of registrable securities registered on their behalf.

Expiration of Registration Rights

The registration rights described above will expire, with respect to any particular holder of these rights on such time as the registerable securities held by such holder may be sold within any three-month period without restriction pursuant to Rule 144 or a similar exemption under the Securities Act.

Anti-takeover Provisions

The provisions of the DGCL, our restated certificate of incorporation and our restated bylaws, could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three-years following the date on which the person became an interested stockholder unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also executive officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three-years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Restated Certificate of Incorporation and Restated Bylaw Provisions

Our restated certificate of incorporation and our restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

●	Board of Directors Vacancies. Our restated certificate of incorporation and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.
●	Classified Board. Our restated certificate of incorporation and restated bylaws provide that our board of directors is classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
●	Stockholder Action; Special Meetings of Stockholders. Our restated certificate of incorporation provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Further, our restated bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
●	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
●	No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation and restated bylaws do not provide for cumulative voting.
●	Directors Removed Only for Cause. Our restated certificate of incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding common stock.
●	Amendment of Charter Provisions. Any amendment of the above expected provisions in our restated certificate of incorporation requires approval by the holders of at least two-thirds of our outstanding common stock.

●	Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by merger, tender offer, proxy contest or other means.
●	Choice of Forum. Our restated certificate of incorporation provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Our restated bylaws provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which we refer to as a Federal Forum Provision. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. While neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, executive officers or other employees, which may discourage lawsuits against us and our directors, executive officers, and other employees.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York, 11219.

Exchange Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “ELEV.”

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Cowen on July 1, 2022, or Sales Agreement, under which we may issue and sell from time to time up to $50,000,000 of our common stock through or to Cowen as our sales agent. This prospectus is offering of up to an aggregate of $11,000,000 in shares of our common stock. We will be required to file another prospectus or a prospectus in the event we want to offer more than $11,000,000 in shares of our common stock in accordance with the Sales Agreement. Sales of our common stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, including sales made directly on the Nasdaq Global Select Market or any other existing trading market for our common stock. A copy of the Sales Agreement that we entered into with Cowen is filed as an exhibit to the registration statement of which this prospectus forms a part.

Cowen will offer our common stock subject to the terms and conditions of the Sales Agreement on a daily basis or as otherwise agreed upon by us and Cowen. We will designate the maximum amount of common stock to be sold through Cowen on a daily basis or otherwise determine such maximum amount together with Cowen. Subject to the terms and conditions of the Sales Agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct Cowen not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. Cowen or we may suspend the offering of our common stock being made through Cowen under the Sales Agreement upon proper notice to the other party. Cowen and we each have the right, by giving written notice as specified in the Sales Agreement, to terminate the Sales Agreement in each party’s sole discretion at any time.

The aggregate compensation payable to Cowen as sales agent is equal to 3.0% of the gross proceeds of the shares sold through it pursuant to the Sales Agreement. We have also agreed to reimburse Cowen up to an aggregate of $75,000 of any actual outside legal expenses incurred by Cowen in connection with this offering and certain ongoing expenses. We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the Sales Agreement, will be approximately $350,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

Cowen will provide written confirmation to us following the close of trading on The Nasdaq Global Select Market on each day in which common stock is sold through it as sales agent under the Sales Agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.

We will report at least quarterly the number of shares of common stock sold through Cowen under the Sales Agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of common stock.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of our common stock on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cowen will be deemed to be underwriting commissions or discounts. We have agreed in the Sales Agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, Cowen will not engage in any transactions that stabilizes our common stock.

Our common stock is listed on The Nasdaq Global Select Market and trades under the symbol “ELEV.” The transfer agent of our common stock is American Stock Transfer & Trust Company, LLC.

Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

LEGAL MATTERS

Fenwick & West LLP, San Francisco, California, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Elevation Oncology, Inc. Cowen and Company, LLC is being represented in connection with this offering by Cooley LLP, New York, New York.

EXPERTS

CohnReznick LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on CohnReznick LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our website address is www.elevationoncology.com, where these materials are also available. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. A Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of any offering of securities made by this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 3, 2022 pursuant to Section 13 of the Exchange Act, including certain information specifically incorporated by reference therein from our definitive proxy statement for the 2022 Annual Meeting of Stockholders;
●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 5, 2022;
●	our Current Reports on Form 8-K filed on January 21, 2022, June 21, 2022 and July 28, 2022; and
●	the description of our common stock contained in our registration statement on Form 8-A (File No. 001-40523) filed with the SEC on June 21, 2021 under Section 12(b) of the Exchange Act, as the description therein has been updated and superseded by the description of our capital stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on March 3, 2022, and including any amendments and reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference in this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will furnish without charge to you, on written or oral request, a copy of any or all of such documents that has been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Elevation Oncology, Inc., Attn: Investor Relations, 888 Seventh Ave., 12th Floor, New York, New York 10106, and our telephone number is (716) 371-1125. See the section of this prospectus entitled “Where You Can Find More Information” for information concerning how to obtain copies of materials that we file with the SEC.

Any statement contained in this prospectus, or in a document, all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

$11,000,000

Common Stock

PROSPECTUS

Cowen

August 4, 2022

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